EXHIBIT 10.1

TRW AUTOMOTIVE
January 7, 2005	12001 Tech Center Drive
Livonia, Michigan USA 48150

Ms. Jody Miller
[REDACTED]
[REDACTED]

STRICTLY PRIVATE AND CONFIDENTIAL

Dear Jody:

We are pleased to extend an offer to you for appointment as a member of the TRW Automotive Board of Directors.

Your term would begin following approval of your nomination by the full Board. About a week prior to this meeting you will receive a board package with an agenda for the meeting. For regular meetings, we are currently on a schedule of four board meetings per year. Our current Board calendar is attached.

Compensation

Our compensation arrangements for independent directors will be as follows:

Annual Cash Retainer: Directors will be paid an annual cash retainer of $35,000 per year.

Meeting Fees: Directors will be paid a fee of $1,250 per meeting attended.

Committee Member Retainers: As a member of the Audit Committee, you will receive an annual committee retainer of $3,000.

Committee Fees: Committee members will receive an additional $1,250 per meeting attended.

Expenses: The Company will reimburse you for reasonable out-of-pocket expenses for attendance at Board meetings pursuant to the Company’s Travel Policy.

Restricted Stock Units: We expect that the Company’s Compensation Committee will authorize a grant of 2,200 restricted stock units that will add a significant equity-based component to your compensation.

Directors and Officers Insurance

The Company has a Directors and Officers insurance policy in place. A copy of the binder for this policy is enclosed.

Ms. Jody Miller

Confidential Information Agreement.

Because of the sensitivity of the information to which you have access, we ask that you execute a Confidential Information Agreement similar to that executed by all Company employees at the time of their employment.

If you are in agreement with the foregoing terms, we would plan to place your name in nomination as soon as possible (within the next two weeks). The next Audit Committee meeting will be on February 21, 2005 in Livonia with the next meeting of the full Board the following day. We will also need you to complete a typical Directors’ Independence Questionnaire.

Jody, we think your years of experience in venture capital, the television industry and the White House and on other boards will bring diverse perspectives to the Board that will enable you to make a strong contribution to the future prosperity of TRW Automotive. Feel free to contact me at [REDACTED] if you should have any questions regarding the opportunity.

Sincerely,

/s/ John C. Plant
John C. Plant
President & Chief Executive Officer

cc:	Mr. Neil Simpkins Mr. Mike O’Neill

I hereby agree to the foregoing:

/s/ Jody Miller	January 27, 2005

Jody Miller	Date: